EXHIBIT 10.24

AMENDMENT TO THE MORGAN STANLEY

1995 EQUITY INCENTIVE COMPENSATION PLAN,

DATED AS OF NOVEMBER 27, 2006

Sections 4(b) and 12(c) of the Morgan Stanley 1995 Equity Incentive Compensation Plan, as amended, are amended in their entirety to read as follows:

4. Stock Subject to Plan.

(b) The number and kind of shares authorized for issuance hereunder, including the maximum number of Shares subject to Options or SARs as provided in Section 4(d) below, shall be equitably adjusted by the Committee in the event of a stock split, stock dividend, recapitalization, reorganization, merger, consolidation, extraordinary dividend, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Stock at a price substantially below Fair Market Value or other similar equity restructuring event. In the event of any of the foregoing events, the number of outstanding Awards and the number and kind of shares subject to any outstanding Award and the purchase price per share, if any, under any outstanding Award shall be equitably adjusted by the Committee. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same vesting schedule and restrictions to which the underlying Award is subject. No fractional shares of Stock shall be reserved or authorized by any such adjustment.

12. Awards in General.

(c) With respect to any ordinary or regular dividend or distribution on the Shares corresponding to an Award, the Committee may in its discretion authorize current or deferred payments (payable in cash or Stock or a combination thereof) or appropriate adjustments to the outstanding Award to reflect such ordinary or regular dividend or distribution.